Exhibit 10.1

LOAN AGREEMENT

This Agreement (the “Agreement”) is effective as of March 12, 2025 by and between MitoCareX Bio Ltd., a private company incorporated under the laws of the State of Israel, whose principal address is at 40 Gordon Street, Givatayim, Israel (the “Company”) and the lender, who will provide the Company a loan amount as set forth in Schedule A (the “Lender”) and such entity listed on Schedule B hereto (the “Guarantor”). The Company, the Lender and the Guarantor are referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Company desires funding to cover its immediate obligations and working capital requirements; and

WHEREAS, the Lender has agreed to provide the amount as set forth in Schedule A to the Company in the form of a loan (the “Loan”), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Preamble

The preamble to this Agreement shall constitute an integral part hereof.

2.	Terms of the Loan

2.1	The Lender hereby commits to provide the Company a Loan in the aggregate amount of USD 250,000 (Two Hundred and Fifty Thousands United States Dollars) as set forth in Schedule A (the “Principal Amount”), for a period of six (6) months following the date the Principal Amount is provided to the Company (the “Maturity Date”). The Principal Amount shall be provided to the Company immediately following the date of this Agreement.

2.2	The Principal Amount shall bear interest at an annual rate in accordance with the rate published by the Israel Tax Authority pursuant to section 3(j) of the Income Tax Ordinance, for loans in USD, which is currently the USD exchange rate fluctuation until the Maturity Date plus 3%, as may be adjusted from time to time (the “Interest”, and together with the Principal Amount, the “Loan Amount”).

2.3	The Interest accrued on the Principal Amount shall be repaid to the Lender on the Maturity Date.

2.4	In the event of the closing of a transaction in which the Company becomes a subsidiary of the Lender (the “Transaction”), the Loan Amount shall be deducted from the amount to be allocated by the Lender to the Company during the first year following the Transaction.

2.5	The Company shall be entitled to voluntary prepay the Loan Amount (for the avoidance of doubt, including the Interest) in whole or in part, prior to Maturity Date only with the prior written approval of the Lender.

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3	Guaranty

3.1	Subject to the limitation set forth below, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Lender the prompt payment of the Loan Amount in full when due in accordance with the terms of this Agreement. The guaranty in this Section 3 (this “Guaranty”) is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the obligations whenever arising.

3.2	The obligations of the Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement or any other agreement or instrument referred to herein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, each of which are hereby waived.

3.3	The Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by Lender and of all extensions of credit to the Guarantor by Lender; (b) presentment and demand for payment or performance of any of the Obligations; (c) notice of Lender obtaining, amending, substituting for, releasing, waiving or modifying of the Principal Amount, (d) all other notices to which the Guarantor might otherwise be entitled.

4	Representations and Undertakings of the Company

The Company hereby represents and warrants to the Lenders as follows:

4.1	The Company is an entity duly organized, validly existing and in good standing under the laws of the State of Israel.

4.2	The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

4.3	This Agreement has been duly and validly authorized, executed and delivered by the Company and it constitutes a binding obligation of the Company, enforceable against it in accordance with the applicable laws of the State of Israel and (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.4	The execution of this Agreement and the performance of any of the transactions contemplated by it do not and shall not contravene or constitute a default under, or cause to be exceeded, any limitation on the Company or the powers of its directors imposed by or contained in.

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4.5	The entry into this Agreement by the Company does not conflict with: (i) any applicable law; (ii) the articles of association of the Company or any of its other constitutional documents; or (iii) any agreement which it is a party or under which it is bound.

4.6	No consent, approval, order or authorization of any third party, or registration, qualification, designation, declaration or filing with governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

4.7	There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or, to the knowledge of the Company, threatened against the Company. The Company is not subject to any order, writ, judgment, injunction, decree or award of any court or any governmental authority.

4.8	The Company has not been advised, nor does the Company have reason to believe, that it is not conducting its business in all material respects, in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business.

4.9	No insolvency proceedings have been commenced by, or have been threatened against the Company, and there has been no other event that, to the knowledge of the Company, could be deemed an insolvency event or which could be classified as insolvent pursuant to the Insolvency and Financial Rehabilitation Law 5778-2018 or any other applicable law

5	Representations and Warranties of the Guarantor

The Guarantor hereby represents and warrants to the Lenders as follows:

5.1	The Guarantor is an entity duly organized, validly existing and in good standing under the laws of the State of Israel.

5.2	The Guarantor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

5.3	The execution, delivery, and performance of this Agreement is within the Guarantor’s respective powers (as applicable), have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Guarantor’s organizational documents, nor will they constitute an event of default under any material agreement by which Guarantor is bound. The Guarantor is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a material adverse effect on the business or assets or properties of the Guarantor.

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5.4	The fair salable value (taken on a going concern basis) of the Guarantor’s assets (including goodwill and uncalled capital commitments minus disposition costs) exceeds the fair value of its liabilities; the Guarantor is not left with unreasonably small capital after the transactions in this Agreement; and the Guarantor is able to pay its debts (including trade debts) as they mature.

5.5	The Guarantor has good title to its assets, free and clear of any and all liens except (1) liens existing prior to the commencement date of this Agreement and (2) liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which the Guarantor maintains adequate reserves on its books in respect to the Loan Amount.

5.6	No consent, approval, order or authorization of any third party, or registration, qualification, designation, declaration or filing with governmental authority is required on the part of the Guarantor in connection with the consummation of the transactions contemplated by this Agreement.

5.7	There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or, to the knowledge of the Guarantor, threatened against the Guarantor. The Guarantor is not subject to any order, writ, judgment, injunction, decree or award of any court or any governmental authority.

5.8	No insolvency proceedings have been commenced by, or have been threatened against the Guarantor, and there has been no other event that could be deemed an insolvency event or which could be classified as insolvent pursuant to the Insolvency and Financial Rehabilitation Law 5778-2018 or any other applicable law.

6	Taxes

Each Party shall bear its own tax liability (including any withholding tax, if any), deriving from all rights and benefits granted under this Agreement, including without limitation all present or future taxes, levies, deductions, penalties, fines, or similar liability under any applicable law.

7	Expenses

Each Party will bear its own legal fees and any other expenses with respect to this Agreement.

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8	Confidentiality

Each Party hereto agrees to: (a) subject to the reporitng requirements of Lender and the obligations relating thereto, keep the existence of this Agreement and all matters contained herein strictly confidential and not to disclose them, except to their board members, officers and shareholders, and their legal, accounting and other advisers; (b) to consult with each other and agree on desirability, timing and substance of any public announcement or disclosure to the public relating to the Agreement, subject to any applicable law or requirement by any authority.

9	Entire Agreement; Amendment

The Parties acknowledge and agree that this Agreement is the entire complete and exclusive statement of their agreement relating to the subject matter hereof and supersedes all other proposals (whether oral or written), understandings, representations, conditions, and other communications between the Parties relating hereto. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by all Parties, and no other act, document, usage, or custom shall be deemed to amend this Agreement.

10	Governing Law; Dispute Resolution

This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Israel. Any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement, that are not resolved amicably and in good faith by the Parties, shall be resolved by the competent courts in Tel-Aviv, Israel.

11	Assignment

Neither Party may assign any of its rights or obligations under this Agreement without the express prior written consent of the other Parties.

12	Waivers

A failure or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or exercise of another right or remedy.

13	Further Assurance

Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

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14	Notices

All notices, certificates, acknowledgements and other responses hereunder shall be in writing and shall be deemed properly delivered after one (1) business day if delivered by e-mail as follows: if to the Company alon.silberman@mitocarexbio.com, if to the Lender david@n2off.com and if to the Guarantor kfir@shremzilberman.com, or seven (7) business days after being duly mailed by registered mail to the other Party.

15	Severability

If any term or provision of this Agreement is found to be illegal or unenforceable, the validity of the remainder of the Agreement will remain in full force and effect.

16	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile signatures shall be binding as original signature.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories identified below as of this 22 day of December 2024.

LENDER:

N2OFF, INC.

By:	/s/ David Palach

Name:	David Palach

Title:	CEO

COMPANY:

MITOCAREX BIO LTD.

By:	/s/ Alon Silberman

Name:	Alon Silberman

Title:	Director

GUARANTOR:

L.I.A. PURE CAPITAL LTD.

By:	/s/ Kfir Silberman

Name:	Kfir Silberman

Title:	CEO

[signature page to N2Off – MitocareX Loan Agreement March 12, 2025

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Schedule A

List of Lenders

Lender Name	Amount of the Loan (in USD)
N2OFF, Inc company# 26-4684680	250,000
TOTAL	250,000

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Schedule B

List of Guarantors

Lender Name	Amount Guaranteed (in USD)
L.I.A. Pure Capital Ltd.	250,000
TOTAL	250,000

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